                                                                    Exhibit 21.1

                              List of Subsidiaries

Name                                                      Jurisdiction of Incorporation
----                                                      -----------------------------
Columbia Sportswear Holdings Limited                      Ontario, Canada

Columbia Sportswear Canada Limited                        Ontario, Canada

Columbia Sportswear Japan, Inc.                           Japan

Columbia Sportswear (France) S.N.C.                       France

Columbia Sportswear Gmbh                                  Germany

Columbia Sportswear Korea                                 Korea

GTS, Inc.                                                 Oregon

Sorel Corporation                                         Delaware

Columbia Sportswear Company Ltd.                          United Kingdom

Columbia Sportswear Company S.A.S.                        France